Pricing supplement No. 624AR

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement 17 dated August 11, 2008 and
product supplement AR dated February 24, 2009

Registration Statement No. 333-137902 Dated March 20, 2009; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$1,758,000

Barrier Bonus Securities Linked to the iShares® MSCI Emerging Markets Index Fund due March 25, 2011

General

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The securities are designed for investors who seek a return linked to the appreciation of the iShares® MSCI Emerging Markets Index Fund, up to a Fund Return Cap of 60%. If the Fund closing level is not lower than the Lower Barrier on any day during the Observation Period, the investor receives at maturity the full return of the initial investment amount plus either a bonus of 10% or an amount equal to the Fund Return (subject to the Fund Return Cap) multiplied by the Participation Rate, whichever is greater. You may lose your entire investment in the securities if the Fund closing level falls below the Lower Barrier on any day during the Observation Period and there is a significant decline in the Fund closing level on the Final Valuation Date as compared to the Trade Date. Investors should be willing to forgo interest and dividend payments.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 25, 2011.
•	Denominations of $1,000 (the “Face Amount“) and multiples thereof, and minimum initial investments of $1,000.
•	The securities priced on March 20, 2009 and are expected to settle three business days later on March 25, 2009 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of A+ to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Fund:	iShares® MSCI Emerging Markets Index Fund (the “Fund“)

NYSE Arca Ticker:	“EEM”

Issue Price:	100% of the Face Amount

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 Face Amount, of $1,000 plus the Additional Amount, which may be positive or negative. In no event will the Payment at Maturity be less than zero.

Additional Amount:	The Additional Amount paid at maturity per $1,000 Face Amount will equal:

•      If a Barrier Event has not occurred, the greater of (i) ($1,000 x Fund Return (subject to the Fund Return Cap)
x Participation Rate), and (ii) ($1,000 x Bonus)

•      If a Barrier Event has occurred and

•      the Fund Return is positive: $1,000 x Fund Return (subject to the Fund Return Cap) x Participation Rate

•      the Fund Return is zero or negative: $1,000 x Fund Return

The Additional Amount may be negative, in which case you will lose some or all of your initial investment in the securities.

Fund Return:	Subject to the Fund Return Cap, the Fund Return, expressed as a percentage, will equal: Ending Fund Level – Initial Fund Level Initial Fund Level

Participation Rate:	125%

Initial Fund Level:	23.90, the Fund closing level (expressed as the closing price per unit of the Fund) on the Trade Date.

Ending Fund Level:	The Fund closing level (expressed as the closing price per unit of the Fund) on the Final Valuation Date times the Share Adjustment Factor.

Fund Return Cap:	60%

Maximum Return:	75%

Barrier Event:

A Barrier Event occurs if, on any trading day during the Observation Period, the Fund closing level is lower than the Lower Barrier, which we refer to as a Closing Barrier Event in the accompanying product supplement.

Lower Barrier:	13.15, 55% of the Initial Fund Level.

Observation Period:	The period of trading days on which there is no market disruption event with respect to the Fund commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Bonus:	10%

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	March 20, 2009.

Final Valuation Date:

March 22, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:

March 25, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Listing:	The securities will not be listed on any securities exchange.

CUSIP:	2515A0 B4 4

ISIN:	US2515A0B449

†A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$1,758,000.00	$13,185.00	$1,744,815.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,758,000.00	$98.10

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement AR dated February 24, 2009 and in underlying supplement 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AR dated February 24, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509036108/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment Amount at Maturity of the Securities Assuming a Range of Performance for the Fund?

The following table illustrates a range of hypothetical Payments at Maturity of the securities. The “payment return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The hypothetical payment returns set forth below use an Initial Fund Level of 23.90, a Lower Barrier of 13.15 (55% of the Initial Fund Level), a Fund Return Cap of 60%, a Bonus of 10% and a Participation Rate of 125%. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		The Fund Closing Level Is Not Lower Than the Lower Barrier On Any Day During the Observation Period			The Fund Closing Level Is Lower Than the Lower Barrier On Any Day During The Observation Period
Hypothetical Ending Fund Level	Fund Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)
47.80	100.00%	$750.00	$1,750.00	75.00%	$750.00	$1,750.00	75.00%
41.83	75.00%	$750.00	$1,750.00	75.00%	$750.00	$1,750.00	75.00%
38.24	60.00%	$750.00	$1,750.00	75.00%	$750.00	$1,750.00	75.00%
37.05	55.00%	$687.50	$1,687.50	68.75%	$687.50	$1,687.50	68.75%
35.85	50.00%	$625.00	$1,625.00	62.50%	$625.00	$1,625.00	62.50%
33.46	40.00%	$500.00	$1,500.00	50.00%	$500.00	$1,500.00	50.00%
31.07	30.00%	$375.00	$1,375.00	37.50%	$375.00	$1,375.00	37.50%
29.88	25.00%	$312.50	$1,312.50	31.25%	$312.50	$1,312.50	31.25%
26.29	10.00%	$125.00	$1,125.00	12.50%	$125.00	$1,125.00	12.50%
25.10	5.00%	$100.00	$1,100.00	10.00%	$62.50	$1,062.50	6.25%
23.90	0.00%	$100.00	$1,100.00	10.00%	$0.00	$1,000.00	0.00%
22.71	-5.00%	$100.00	$1,100.00	10.00%	-$50.00	$950.00	-5.00%
21.51	-10.00%	$100.00	$1,100.00	10.00%	-$100.00	$900.00	-10.00%
17.93	-25.00%	$100.00	$1,100.00	10.00%	-$250.00	$750.00	-25.00%
16.73	-30.00%	$100.00	$1,100.00	10.00%	-$300.00	$700.00	-30.00%
13.15	-45.00%	$100.00	$1,100.00	10.00%	-$450.00	$550.00	-45.00%
11.95	-50.00%	N/A	N/A	N/A	-$500.00	$500.00	-50.00%
5.98	-75.00%	N/A	N/A	N/A	-$750.00	$250.00	-75.00%
0.00	-100.00%	N/A	N/A	N/A	-$1,000.00	$0.00	-100.00%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The closing level of the Fund increases by 5% from the Initial Fund Level of 23.90 to an Ending Fund Level of 25.10, and:

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no Barrier Event occurs. Because no Barrier Event occurs and the Bonus is greater than the Fund Return, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Bonus)  =

$1,000  +  ($1,000  x  10.00%)  =  $1,100.00

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $1,062.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return  x  Participation Rate)  =

$1,000  +  ($1,000  x 5.00%  x  125.00%)  =  $1,062.50

Example 2: The closing level of the Fund increases by 50% from the Initial Fund Level of 23.90 to an Ending Fund Level of 35.85, and:

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no Barrier Event occurs. Because no Barrier Event occurs and the Fund Return is greater than the Bonus but less than the Fund Return Cap, the investor receives a Payment at Maturity of $1,625.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return  x  Participation Rate)  =

$1,000  +  ($1,000  x  50.00%  x  125.00%)  =  $1,625.00

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $1,625.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return  x  Participation Rate)  =

$1,000  +  ($1,000  x  50.00%  x  125.00%)  =  $1,625.00

Example 3: The closing level of the Fund increases by 75% from the Initial Fund Level of 23.90 to an Ending Fund Level of 41.83, and:

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no Barrier Event occurs. Because no Barrier Event occurs and the Fund Return is greater than the Bonus and the Fund Return Cap, the Fund Return is limited to the Fund Return Cap of 60.00%. The investor receives a Payment at Maturity of $1,750.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Fund Return (subject to the Fund Return Cap) x Participation Rate) =

$1,000  +  ($1,000  x  60.00%  x  125.00%)  =  $1,750.00

•

a Barrier Event occurs. The Fund Return is limited to the Fund Return Cap of 55.00%. The investor receives a Payment at Maturity of $1,750.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return  x  Participation Rate)  =

$1,000  +  ($1,000  x  60.00%  x  125.00%)  =  $1,750.00

Example 4: The closing level of the Fund decreases by 25% from the Initial Fund Level of 23.90 to an Ending Fund Level of 17.93, and

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no Barrier Event occurs. Because no Barrier Event occurs and the Bonus is greater than the Fund Return, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Bonus)  =

$1,000  +  ($1,000  x  10.00%)  =  $1,100.00

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $750.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return)  =

$1,000  +  ($1,000  x  -25.00%)  =  $750.00

Example 5: The closing level of the Fund decreases by 100% from the Initial Fund Level of 23.90 to an Ending Fund Level of 0. Because the Ending Fund Level is 0, a Barrier Event has occurred. The investor receives a Payment at Maturity of $0 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Fund Return)  =

$1,000  +  ($1,000  x  -100.00%)  =  $0

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS LIMITED BY THE FUND RETURN CAP — You will not benefit from any appreciation of the Fund beyond the Fund Return Cap of 60%. Therefore, the securities are subject to a Maximum Return of 75% and the maximum Payment at Maturity you can receive is $1,750 for each $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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FULL EXPOSURE TO NEGATIVE FUND PERFORMANCE IF A BARRIER EVENT OCCURS — If a Barrier Event does not occur, your Payment at Maturity per security will equal at least the Bonus plus the $1,000 Face Amount, even if the Fund Return is negative. If a Barrier Event does occur, your investment will be fully exposed to any decline in the Ending Fund Level determined on the Final Valuation Date as compared to the Initial Fund Level. You may lose your entire investment in the securities if a Barrier Event occurs and there is a significant decline in the closing level of the Fund.

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RETURN LINKED TO THE PERFORMANCE OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the securities is linked to the performance of the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”). The Index is designed to measure equity market performance in the global emerging markets and consists of the following 25 emerging markets component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM.” It is possible that this Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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UNCERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code“). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the securities sold, exchanged or retired in units of the Fund on the issue date and sold those units for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the securities in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury“) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the components of the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Fund and will depend on whether a Barrier Event occurs and the extent to which the Fund Return is positive or negative. If a Barrier Event occurs, your investment will be fully exposed to any decline in the Ending Fund Level determined on the Final Valuation Date as compared to the Initial Fund Level. You may lose your entire investment in the securities if a Barrier Event occurs and there is a significant decline in the Fund.

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APPRECIATION POTENTIAL IS LIMITED BY THE FUND RETURN CAP — You will not benefit from any appreciation of the Fund beyond the Fund Return Cap of 60%. Therefore, the securities are subject to a Maximum Return of 75% and the maximum Payment at Maturity you can receive is $1,750 for each $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE SECURITIES DO NOT PAY INTEREST — Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of your initial investment at maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Fund closing level is lower than the Lower Barrier on any trading day during the Observation Period;

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•

the dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor (as defined in the accompanying product supplement), which will initially be set at 1.0, for certain events affecting units of the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect units of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index.

Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”), the publisher of the Index. The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of Fund shares to close below the Lower Barrier, in which case your Payment at Maturity will be fully exposed to any decline in the Ending Fund Level determined on the Final Valuation Date as compared to the Initial Fund Level.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Fund or due to other circumstances. BGFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The Payment at Maturity on the securities is subject to our creditworthiness.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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CURRENCY EXCHANGE RISK — The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index. As a result, the holders of the securities will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’

currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries through the iShares® MSCI Emerging Markets Index Fund. The MSCI Emerging Markets Index includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, of the Index or of the component securities held by the Fund.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the securities. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily Fund closing levels from April 11, 2003 through March 20, 2009. The Fund closing level on March 20, 2009 was 23.90. We obtained the Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Fund Ending Level or that the Fund closing levels will remain above the Lower Barrier throughout the Observation Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI“) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.